Exhibit 99.1

News Release
CONTACT: Vic Svec (314) 342-7768

FOR IMMEDIATE RELEASE
July 28, 2015

PEABODY ENERGY ANNOUNCES RESULTS
FOR THE QUARTER ENDED JUNE 30, 2015

•	Second quarter revenues of $1.34 billion lead to Adjusted EBITDA of $87.0 million, including $21.2 million in restructuring charges

•	Diluted loss per share from Continuing Operations totals $(3.71) including $(3.06) in impairments; Adjusted Diluted EPS totals $(0.65), including $(0.07) from restructuring

•	Second quarter Australian costs improve 28% to $52 per ton; Australian margins expand to $6.48 per ton as cost improvements overcome declining market conditions

•	PRB margins per ton total $3.11 despite $0.65 per ton weather-related impact; SG&A expenses decline 30% to lowest level in 8 years

•	Reducing annual metallurgical coal sales targets by 1 million tons; Now targeting nearly 20% improvement in 2015 Australian costs per ton

ST. LOUIS, July 28 - Peabody Energy (NYSE: BTU) today reported second quarter 2015 revenues of $1.34 billion. Adjusted EBITDA totaled $87.0 million, which includes $21.2 million in restructuring charges related to reductions in corporate and regional staff and Australian Mining Operations. Diluted Loss Per Share from Continuing Operations totaled $(3.71), including a $(3.06) per share impact related to asset impairments. Adjusted Diluted EPS totaled $(0.65), including a $(0.07) per share impact related to restructuring activities.
“Peabody accelerated a number of initiatives in the second quarter to reduce operating costs, create a leaner organization and optimize our portfolio,” said Peabody Energy President and Chief Executive Officer Glenn Kellow. “As we manage through extended low-cycle market conditions, Peabody is taking aggressive actions on multiple fronts to preserve and enhance long-term value.”

RESULTS FROM CONTINUING OPERATIONS
Beginning this quarter, the company is redefining its mining segments to include greater disclosure of the PRB, Western U.S., Australian Thermal and Australian Metallurgical coal operations. Second quarter revenues totaled $1.34 billion compared with $1.76 billion in the prior year due to a 16 percent volume decline and lower realized pricing. Second quarter Adjusted EBITDA declined $126.1 million from the prior period to $87.0 million, reflecting approximately $115 million in lower pricing, a $113.1 million negative hedging impact, nearly $40 million in PRB weather impacts and a $21.2 million restructuring charge. These factors were largely offset by approximately $195 million in lower operating and administrative costs.
U.S. Mining Adjusted EBITDA declined $80.1 million to $211.5 million, primarily due to a 6.4 million ton volume decline and an 8 percent decrease in average price per ton. U.S. costs per ton improved 4 percent due to cost reductions and lower fuel prices. PRB margin per ton totaled $3.11 in the second quarter, and includes a weather-related impact of approximately $0.65 per ton. Adverse weather reduced PRB volumes by approximately 5.5 million tons, primarily from the North Antelope Rochelle Mine, and the company expects to increase shipments in the second half of 2015.
Australian Mining Adjusted EBITDA increased $50.5 million to $55.8 million in the second quarter, as approximately $160 million in cost improvements overcame $90 million in lower pricing. Australian costs per ton improved 28 percent to $52.48, which includes the benefit of lower currency and fuel rates. Australian volumes totaled 8.6 million tons, including 4.1 million tons of metallurgical coal at an average realized price of $79.16 and 2.8 million tons of export thermal coal at $54.70 per ton, with the remaining 1.7 million tons delivered under domestic thermal contracts.
Second quarter results include impairment charges of $900.8 million, including $718.6 million primarily related to certain producing and non-producing Australian metallurgical coal assets, and $182.2 million from U.S. assets held for sale and not affiliated with Peabody’s mining segment operations. Results also include $8.3 million in debt extinguishment charges from refinancing the remaining 2016 Senior Notes in the second quarter. Peabody’s second quarter tax benefit totaled $93.1 million compared to a tax provision of $4.0 million in the prior period, primarily due to a benefit allocated to results from continuing operations related to the tax effects of items credited directly to other comprehensive income.
Loss from Continuing Operations totaled $(1.01) billion compared to $(72.0) million in the prior year. Diluted Loss from Continuing Operations totaled $(3.71) per share and Adjusted Diluted EPS totaled $(0.65).
Second quarter operating cash flow was $(59.8) million, including $8.2 million related to make-whole premiums from the retirement of the remaining 2016 Senior Notes, while capital spending was $25.8 million. Cash balances totaled $487.1 million at the end of June, with total liquidity of $2.1 billion, including $1.5 billion available under the company’s fully committed credit facility.

GLOBAL COAL MARKETS
In the second quarter, seaborne and U.S. coal pricing declined, reflecting slower global economic growth, declining steel demand and weak U.S. natural gas prices. In response, U.S. and seaborne supply reductions are occurring, with shipment declines accelerating in several regions.
Within seaborne metallurgical coal markets, the third quarter metallurgical coal benchmark for high-quality low-vol hard coking coal declined 15 percent to $93 per tonne as slowing global economic growth and declining Chinese steel demand offset growing metallurgical coal imports in India and additional supply reductions. The third quarter low-vol PCI benchmark fell from $92.50 to $73 per tonne on reduced blast furnace capacity utilization of 72 percent. In seaborne thermal markets, prices remain constrained due to a 3 percent decline in China’s thermal coal generation through June, and a corresponding 51 million tonne decline in China’s thermal imports that more than offset import growth of 23 million tonnes in India.
Third-party reports suggest that, at current prices, nearly 80 percent of Chinese metallurgical coal producers are not covering cash costs. The company also believes that limited industry capital investment in recent years will prove insufficient to maintain seaborne metallurgical coal production levels over time. Additional metallurgical coal production curtailments are occurring, and seaborne supply is now expected to decline 15 million tonnes to under 300 million tonnes in 2015. At the same time, thermal coal supply cutbacks are continuing. Through June, Indonesian exports were down 17 percent, U.S. thermal coal exports were down 39 percent and additional global cutbacks are expected.
Within U.S. coal markets, coal generation declined 14 percent through June due to lower natural gas prices. Peabody believes U.S. coal demand will decline 90 to 100 million tons in 2015, with coal projected to comprise approximately 35 percent of total U.S. generation. U.S. coal exports declined 14 million tons through June, and are anticipated to drop by 30 to 35 million tons in 2015. U.S. coal supply decreased 13 percent in the second quarter, and additional production cutbacks are expected in the second half of the year.
Recently, the U.S. Supreme Court invalidated the Mercury and Air Toxics Standards rule regulating power plant emissions, and required the Environmental Protection Agency to properly consider the cost of the regulation. While this ruling is not expected to materially impact planned plant closures or near-term coal demand, the company believes the decision sends a strong message regarding regulatory overreach that will prove beneficial when considering proposed regulations impacting U.S. coal generation.
By 2017, Peabody expects that approximately 55 gigawatts of U.S. coal-fueled generation will retire, with the majority occurring in 2015, and that 250 gigawatts of coal-fueled generation will remain online. While total U.S. utility coal demand is expected to decline approximately 30 to 50 million tons between 2014 and 2017 on lower assumed natural gas prices, PRB and Illinois Basin demand is expected to more than overcome 2015 declines by 2017 as these regions retain a fundamental delivered cost advantage over other U.S. coal basins.

PEABODY ADVANCING IMPROVEMENT ACROSS FOUR AREAS OF MANAGEMENT
Peabody continues to take aggressive action to improve the organization and respond to current market conditions across four key areas of management emphasis:

•
Operational Excellence: Peabody is implementing a series of actions at its operations to increase productivity, decrease costs, improve cash flows and reduce coking coal and low-vol PCI volumes given current market conditions. The company now targets a workforce reduction of more than 300 positions across multiple mines in Australia, and is lowering metallurgical production by approximately 3 million tons per year. Actions include reducing annualized metallurgical coal production by 1.5 million tons at the North Goonyella Mine, 1.2 million tons at the Coppabella Mine and 600,000 tons at the Metropolitan Mine. The company reduced its 2015 metallurgical sales target by approximately 1 million tons to reflect the remaining impact of lower production and inventory sales.

•
Lean Organization: The company initiated the reduction of approximately 250 corporate and regional positions to create a leaner organization and lower costs. When fully implemented later this year, these reductions are expected to save $40 to $45 million per year. These reductions represent approximately 25 percent of corporate and regional support positions, and the majority of the reductions occurred in the second quarter. Actions also include delayering the organization and closing offices in Evansville, Indiana and Gillette, Wyoming. After a 30 percent reduction in second quarter SG&A to the lowest level in eight years, Peabody is targeting more than a 20 percent improvement in 2015 SG&A.

•
Portfolio Management: Peabody completed approximately $35 million of non-core asset sales in the U.S. and Australia over the last several months. The company is aggressively reviewing additional portfolio optimization opportunities, and will continue to increase divestment actions in the second half of 2015 through sales of non-core reserves, surface lands and other properties.

•
Financial Strength: The company is pursuing multiple avenues to maximize near-term liquidity and is targeting reduced leverage over time. Peabody benefits from lower annual cash payments in 2017 related to completion of PRB reserve installments, lower health benefit trust payments, and potential lower currency rates and fuel prices as legacy hedge transactions roll off. The company also has no significant maturities until late 2018. As part of the plan to maximize liquidity, the board of directors decided to suspend the company’s quarterly dividend on shares of its common stock, and will evaluate whether to reinstate the dividend in the future as circumstances warrant. The board of directors also authorized a reverse split of common stock, subject to shareholder approval. If the reverse stock split is implemented, the number of authorized, issued and outstanding shares of common stock would be reduced in accordance with the exchange ratio selected by the company, among five alternative ratios between 1-for-8 and 1-for-20 as approved by shareholders.

OUTLOOK
Peabody’s 2015 U.S. production is fully priced with 2016 U.S. production approximately 30 to 40 percent unpriced based on 2015 production levels. During the second quarter, the company priced 14 million tons of PRB coal for delivery in 2016, and now has 89 million tons of PRB priced at $14.23 next year.
U.S. costs per ton are targeted to improve 3 to 5 percent in 2015 as a result of a higher percentage of PRB shipments, lower fuel costs and ongoing cost containment. PRB costs are targeted to remain at approximately the same level as 2014, resulting in a modest PRB margin improvement. U.S. revenues per ton are targeted to decline 3 to 5 percent in 2015 as a result of change in mix and roll off of higher sales contracts compared to 2014, primarily in the Midwest. Australian costs per ton are targeted to be nearly 20 percent below 2014 levels due to cost reduction initiatives, sales mix, and lower currency and fuel expenses. Selling and Administrative Expenses are targeted to be more than 20 percent below 2014 levels due to implementation of a leaner organizational structure and lower third-party spending.
Compared with the second quarter, third quarter Adjusted EBITDA is expected to reflect lower seaborne metallurgical coal pricing, higher PRB shipments as a result of lessened weather-related impacts, and a longwall move in Colorado.

	New	Prior Guidance
	2015 Guidance	(where changed)
Sales Volumes (in million tons) U.S. Australia Trading & Brokerage Total	180 - 190 34 - 36 11 - 19 225 - 245	35 - 37 20 - 28 235 - 255
U.S. Operations Revenue Per Ton (vs 2014) Costs Per Ton (vs 2014)	$19.95 - $20.40 $14.65 - $15.00	3% - 5% lower 3% - 5% lower
Australia Operations Metallurgical Coal Sales Export Thermal Coal Sales Domestic Thermal Coal Sales Costs Per Ton	14 - 15 million tons 12 - 13 million tons 8 million tons $53 - $56	15 - 16 million tons
Selling & Administrative Expenses	$170 - $180 million
Depreciation, Depletion and Amortization	$580 - $620 million	$600 - $640 million
Capital Expenditures	$160 - $170 million	$170 - $190 million
Notes: Peabody classifies its Australian mines with the Australian Metallurgical or Thermal Mining segments based on the primary customer base and reserve type. A small portion of the coal mined by the Australian Metallurgical Mining segment is of a thermal grade and vice versa. Also, Peabody may market some of its metallurgical coal products as a thermal product from time to time depending on market conditions.

By early 2017, Peabody expects to realize an improvement in annual cash outlays as a result of $275 million in lower cash payments related to PRB reserve installments, $75 million in lower cash payments related to health benefit trust payments, and lower currency and fuel hedge losses as legacy hedge transactions roll off. Peabody has reduced its currency hedge program, and the table below displays the declining hedge positions over time using forward diesel fuel prices and exchange rates as of June 30, 2015.

Currency and Fuel Hedge Position
Potential lower costs compared to 2015 and sensitivities are in millions of U.S. dollars
Australian Dollar Hedging	2015	2016	2017
Percent Hedged - from 6/30/15	56%	42%	22%
Hedge Rate	$0.96	$0.92	$0.88
All-in Rate - full year	$0.89	$0.83	$0.78
Potential Lower Costs Compared to 2015		$161	$277

Fuel Hedging	2015	2016	2017
Percent Hedged - from 6/30/15	90%	64%	44%
Hedge Price (per barrel equivalent)	$84	$85	$79
All-in Price (per barrel equivalent) - full year	$82	$75	$70
Potential Lower Costs Compared to 2015		$26	$44

Total Potential Lower Costs Compared to 2015		$187	$321

Cost Sensitivity
Unhedged AUD position sensitivity to $0.05 move	$27	$69	$93
Unhedged Fuel position sensitivity to $10 bbl move	$3	$16	$24

Notes: 2015 hedge percentages and hedge rate/price are for July through December 2015; 2015 all-in rate/price incorporates the full year for year-on-year comparisons. Estimated cumulative savings and cost sensitivities based on 2015 estimated requirements of ~$2.4 billion AUD and ~155 million gallons of diesel fuel usage.

Peabody Energy is the world’s largest private-sector coal company and a global leader in sustainable mining, energy access and clean coal solutions.  The company serves metallurgical and thermal coal customers in more than 25 countries on six continents. For further information, visit PeabodyEnergy.com and AdvancedEnergyForLife.com.

-End-

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. The company uses words such as “anticipate,” “believe,” “expect,” “may,” “forecast,” “project,” “should,” “estimate,” “plan,” “outlook,” “target,” “likely,” “will,” “to be” or other similar words to identify forward-looking statements. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of July 28, 2015. These factors are difficult to accurately predict and may be beyond the company’s control. The company does not undertake to update its forward-looking statements. Factors that could affect the company’s results include, but are not limited to: supply and demand for the company’s coal products; price volatility and customer procurement practices, particularly in international seaborne products and in the company’s trading and brokerage businesses; impact of alternative energy sources, including natural gas and renewables; global steel demand and the downstream impact on metallurgical coal prices; impact of weather and natural disasters on demand and production; reductions and/or deferrals of purchases by major customers and the company’s ability to renew sales contracts; credit and performance risks associated with customers, suppliers, contract miners, co-shippers, and trading, banks and other financial counterparties; geologic, equipment, permitting, site access, operational risks and new technologies related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; impact of take-or-pay agreements for rail and port commitments for the delivery of coal; successful implementation of business strategies; including, without limitation, the actions we are implementing to improve our organization and respond to current market conditions; negotiation of labor contracts, employee relations and workforce availability; changes in postretirement benefit and pension obligations and their related funding requirements; replacement and development of coal reserves; adequate liquidity and the cost, availability and access to capital and financial markets; ability to appropriately secure the company’s obligations for reclamation, federal and state workers’ compensation, federal coal leases and other obligations related to our operations; including our ability to successfully access the commercial surety market; our ability to remain eligible for self-bonding; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); effects of acquisitions or divestitures; economic strength and political stability of countries in which the company has operations or serves customers; legislation, regulations and court decisions or other government actions, including, but not limited to, new environmental and mine safety requirements; changes in income tax regulations, sales-related royalties, or other regulatory taxes and changes in derivative laws and regulations; any additional liabilities or obligations that we may have as a result of the Patriot bankruptcy, including, without limitation, as a result of litigation filed by third parties in relation to that bankruptcy; litigation, including claims not yet asserted; terrorist attacks or security threats, including cybersecurity threats; impacts of pandemic illnesses; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC).

Included in the company’s release of financial information accounted for in accordance with generally accepted accounting principles (GAAP) are certain non-GAAP financial measures, as defined by SEC regulations.  The company has defined below the non-GAAP financial measures that are used and has included in the tables following this release reconciliations of these measures to the most directly comparable GAAP measures.

Adjusted EBITDA is defined as (loss) income from continuing operations before deducting net interest expense; income taxes; asset retirement obligation expenses; depreciation, depletion, and amortization; asset impairment and mine closure costs; charges for the settlement of claims and litigation related to previously divested operations; and changes in deferred tax asset valuation allowance and amortization of basis difference related to equity affiliates.  Adjusted EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income or cash flow as determined in accordance with United States GAAP.  Management uses Adjusted EBITDA as the primary metric to measure segment operating performance and also believes it is useful to investors in comparing the company’s current results with those of prior and future periods and in evaluating the company’s operating performance without regard to its capital structure or the cost basis of its assets.

Adjusted (Loss) Income from Continuing Operations and Adjusted Diluted EPS are defined as (loss) income from continuing operations and diluted earnings per share from continuing operations, respectively, excluding the impacts of asset impairment and mine closure costs and charges for the settlement of claims and litigation related to previously divested operations, net of tax, and the remeasurement of foreign income tax accounts on the company’s income tax provision. The company calculates income tax benefits related to asset impairment and mine closure costs and charges for the settlement of claims and litigation related to previously divested operations based on the enacted tax rate in the jurisdiction in which they have been or will be realized, adjusted for the estimated recoverability of those benefits.  Management has included these measures because, in the opinion of management, excluding those foregoing items is useful in comparing the company’s current results with those of prior and future periods.  Management also believes that excluding the impact of the remeasurement of foreign income tax accounts represents a meaningful indicator of the company's ongoing effective tax rate.

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters and Six Months Ended Jun. 30, 2015 and 2014

(In Millions, Except Per Share Data)
	Quarter Ended		Six Months Ended
	Jun.	Jun.	Jun.	Jun.
	2015	2014	2015	2014

Tons Sold	51.9	61.7	112.5	123.0

Revenues	$1,339.3	$1,758.0	$2,877.2	$3,384.8
Operating Costs and Expenses (1)	1,198.8	1,467.6	2,520.4	2,862.4
Depreciation, Depletion and Amortization	147.1	163.1	294.6	320.3
Asset Retirement Obligation Expenses	13.9	15.9	28.1	31.5
Selling and Administrative Expenses	41.6	59.2	91.0	118.7
Restructuring Charges	21.2	—	21.2	—
Other Operating (Income) Loss:
Net Gain on Disposal of Assets	(12.2)	(2.2)	(12.3)	(12.0)
Asset Impairment	900.8	—	900.8	—
Loss from Equity Affiliates:
Results of Operations	2.9	20.3	4.3	25.7
Change in Deferred Tax Asset Valuation Allowance	(1.1)	—	(0.8)	—
Amortization of Basis Difference	2.1	1.3	3.5	2.5
Loss from Equity Affiliates	3.9	21.6	7.0	28.2
Operating (Loss) Profit	(975.8)	32.8	(973.6)	35.7
Interest Income	(2.7)	(4.4)	(5.2)	(8.0)
Interest Expense:
Interest Expense	118.9	103.6	225.5	206.9
Loss on Debt Extinguishment	8.3	1.6	67.8	1.6
Interest Expense	127.2	105.2	293.3	208.5
Loss from Continuing Operations Before Income Taxes	(1,100.3)	(68.0)	(1,261.7)	(164.8)
Income Tax (Benefit) Provision:
(Benefit) Provision	(25.7)	5.3	(22.5)	(45.8)
Tax Benefit Related to Asset Impairment	(67.4)	—	(67.4)	—
Remeasurement Benefit Related to Foreign Income Tax Accounts	—	(1.3)	(0.2)	(2.7)
Income Tax (Benefit) Provision	(93.1)	4.0	(90.1)	(48.5)
Loss from Continuing Operations, Net of Income Taxes	(1,007.2)	(72.0)	(1,171.6)	(116.3)
(Loss) Income from Discontinued Operations, Net of Income Taxes	(36.3)	0.8	(45.2)	1.0
Net Loss	(1,043.5)	(71.2)	(1,216.8)	(115.3)
Less: Net Income Attributable to Noncontrolling Interests	1.8	2.1	5.1	6.5
Net Loss Attributable to Common Stockholders	$(1,045.3)	$(73.3)	$(1,221.9)	$(121.8)

Adjusted EBITDA	$87.0	$213.1	$252.6	$390.0

Diluted EPS - Loss from Continuing Operations (2)(3)	$(3.71)	$(0.28)	$(4.34)	$(0.46)

Diluted EPS - Net Loss Attributable to Common Stockholders (2)	$(3.84)	$(0.27)	$(4.51)	$(0.46)

Adjusted Diluted EPS (2)	$(0.65)	$(0.28)	$(1.27)	$(0.47)

(1)	Excludes items shown separately.
(2)
Weighted average diluted shares outstanding were 272.3 million and 268.0 million for the quarters ended Jun. 30, 2015 and 2014, respectively, and 271.2 million and 267.9 million for the six months ended Jun. 30, 2015 and 2014, respectively.

(3)	Reflects loss from continuing operations, net of income taxes, less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Supplemental Financial Data (Unaudited)
For the Quarters and Six Months Ended Jun. 30, 2015 and 2014

	Quarter Ended		Six Months Ended
	Jun.	Jun.	Jun.	Jun.
	2015	2014	2015	2014
Revenue Summary (In Millions)
U.S. Mining Operations	$822.3	$1,031.2	$1,787.3	$2,016.2
Australian Mining Operations	505.9	707.4	1,054.1	1,319.2
Trading and Brokerage Operations	1.5	10.3	18.2	31.3
Other	9.6	9.1	17.6	18.1
Total	$1,339.3	$1,758.0	$2,877.2	$3,384.8

Tons Sold (In Millions)
Powder River Basin Mining Operations	30.4	34.1	67.6	69.8
Midwestern U.S. Mining Operations	5.2	6.2	11.1	12.4
Western U.S. Mining Operations	4.3	6.0	9.0	11.8
Australian Metallurgical Mining Operations	4.0	4.8	7.7	7.9
Australian Thermal Mining Operations	4.6	4.9	9.7	10.0
Trading and Brokerage Operations	3.4	5.7	7.4	11.1
Total	51.9	61.7	112.5	123.0

Revenues per Ton - Mining Operations
Powder River Basin (1)	$13.47	$14.63	$13.58	$13.83
Midwestern U.S.	46.09	49.09	46.60	49.03
Western U.S.	39.36	38.09	38.67	37.58
Total - U.S. (1)	20.55	22.27	20.35	21.44
Australian Metallurgical	78.99	95.76	83.96	100.22
Australian Thermal	41.99	50.95	42.37	52.90
Total - Australia	58.96	73.16	60.77	73.77

Operating Costs per Ton (2)
Powder River Basin (1)	$10.36	$10.19	$10.11	$10.00
Midwestern U.S.	33.34	37.84	33.46	36.98
Western U.S.	27.84	26.33	27.38	26.62
Total - U.S. (1)	15.27	15.97	14.85	15.63
Australian Metallurgical	79.11	106.14	82.24	115.16
Australian Thermal	29.91	39.65	31.57	38.48
Total - Australia	52.48	72.61	53.99	72.30

Gross Margin per Ton (2)
Powder River Basin (1)	$3.11	$4.44	$3.47	$3.83
Midwestern U.S.	12.75	11.25	13.14	12.05
Western U.S.	11.52	11.76	11.29	10.96
Total - U.S. (1)	5.28	6.30	5.50	5.81
Australian Metallurgical	(0.12)	(10.38)	1.72	(14.94)
Australian Thermal	12.08	11.30	10.80	14.42
Total - Australia	6.48	0.55	6.78	1.47

Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - U.S. Mining	$211.5	$291.6	$483.0	$546.2
Adjusted EBITDA - Australian Mining	55.8	5.3	117.7	26.3
Adjusted EBITDA - Trading and Brokerage	(2.8)	6.3	1.0	4.4
Adjusted EBITDA - Resource Management (3)	9.9	1.7	11.1	11.2
Corporate Hedging Results	(105.9)	7.2	(209.7)	(14.0)
Selling and Administrative Expenses	(41.6)	(59.2)	(91.0)	(118.7)
Restructuring Charges	(21.2)	—	(21.2)	—
Other Operating Costs, Net (4)	(18.7)	(39.8)	(38.3)	(65.4)
Adjusted EBITDA	87.0	213.1	252.6	390.0
Operating Cash Flows	(59.8)	26.2	(56.4)	80.3
Acquisitions of Property, Plant and Equipment	25.8	40.3	50.9	64.7

(1)
The finalization of pricing under a customer sales agreement resulted in additional Powder River Basin revenues per ton, operating costs per ton, and gross margin per ton of $1.27, $0.24, and $1.03, respectively for the quarter ended Jun 30, 2014, and $0.48, $0.09, and $0.39, respectively, for the six months ended Jun. 30, 2014. The impact on Total - U.S. revenues per ton, operating costs per ton, and gross margin per ton was $0.93, $0.17, and $0.76, respectively, for the quarter ended Jun. 30, 2014, and $0.36, $0.07, and $0.29, respectively, for the six months ended Jun. 30, 2014.

(2)
Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expenses; selling and administrative expenses; restructuring charges; asset impairment; and certain other costs related to post-mining activities.

(3)	Includes certain asset sales, property management costs and revenues, and coal royalty expense.
(4)
Includes loss from equity affiliates (before the impact of related changes in deferred tax asset valuation allowance and amortization of basis difference) and costs associated with post-mining activities.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Balance Sheets
As of Jun. 30, 2015 and Dec. 31, 2014

(Dollars In Millions)
	(Unaudited)
	Jun. 30, 2015	Dec. 31, 2014
Cash and Cash Equivalents	$487.1	$298.0
Accounts Receivable, Net	301.7	563.1
Inventories	395.6	406.5
Deferred Income Taxes	78.4	80.0
Other Current Assets	431.2	363.4
Total Current Assets	1,694.0	1,711.0
Property, Plant, Equipment and Mine Development, Net	9,494.0	10,577.3
Deferred Income Taxes	1.5	0.7
Investments and Other Assets	671.9	902.1
Total Assets	$11,861.4	$13,191.1

Current Portion of Long-Term Debt	$20.4	$21.2
Accounts Payable and Accrued Expenses	1,486.7	1,809.2
Other Current Liabilities	21.3	32.7
Total Current Liabilities	1,528.4	1,863.1
Long-Term Debt, Less Current Portion	6,284.8	5,965.6
Deferred Income Taxes	87.9	89.1
Other Noncurrent Liabilities	2,304.3	2,546.8
Total Liabilities	10,205.4	10,464.6
Stockholders' Equity	1,656.0	2,726.5
Total Liabilities and Stockholders' Equity	$11,861.4	$13,191.1

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters and Six Months Ended Jun. 30, 2015 and 2014

(Dollars In Millions, Except Per Share Data)	Quarter Ended		Six Months Ended
	Jun.	Jun.	Jun.	Jun.
	2015	2014	2015	2014

Adjusted EBITDA	$87.0	$213.1	$252.6	$390.0
Depreciation, Depletion and Amortization	147.1	163.1	294.6	320.3
Asset Retirement Obligation Expenses	13.9	15.9	28.1	31.5
Change in Deferred Tax Asset Valuation Allowance Related to Equity Affiliates	(1.1)	—	(0.8)	—
Amortization of Basis Difference Related to Equity Affiliates	2.1	1.3	3.5	2.5
Interest Income	(2.7)	(4.4)	(5.2)	(8.0)
Interest Expense	127.2	105.2	293.3	208.5
Income Tax (Benefit) Provision, Excluding Tax Items Shown Separately Below	(25.7)	5.3	(22.5)	(45.8)
Adjusted Loss from Continuing Operations (1)	(173.8)	(73.3)	(338.4)	(119.0)
Asset Impairment	900.8	—	900.8	—
Tax Benefit Related to Asset Impairment	(67.4)	—	(67.4)	—
Remeasurement Benefit Related to Foreign Income Tax Accounts	—	(1.3)	(0.2)	(2.7)

Loss from Continuing Operations, Net of Income Taxes	$(1,007.2)	$(72.0)	$(1,171.6)	$(116.3)

Net Income Attributable to Noncontrolling Interests	$1.8	$2.1	$5.1	$6.5

Diluted EPS - Loss from Continuing Operations (2)	$(3.71)	$(0.28)	$(4.34)	$(0.46)
Asset Impairment, Net of Income Taxes	3.06	—	3.07	—
Remeasurement Benefit Related to Foreign Income Tax Accounts	—	—	—	(0.01)
Adjusted Diluted EPS	$(0.65)	$(0.28)	$(1.27)	$(0.47)

(1)	In order to arrive at the numerator used to calculate Adjusted Diluted EPS, it is necessary to deduct net income attributable to noncontrolling interests from this amount.
(2)	Reflects loss from continuing operations, net of income taxes, less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.